EXHIBIT 1
JOINT FILING AGREEMENT
     In accordance with Rule l3d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of J. Alexander’s Corporation, and further agree that this Joint Filing Agreement expressly authorizes E. Townes Duncan to file on such party’s behalf any and all amendments to such Statement. Each such party undertakes to notify E. Townes Duncan of any changes giving rise to an obligation to file an amendment to Schedule 13D and it is understood that in connection with this Statement and all amendments thereto, each such party shall be responsible only for information supplied by such party.
     In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement this 13th day of March, 2009.

Solidus Company, L.P.

By:	Solidus General Partner, LLC, its general partner

By:	/s/ E. Townes Duncan
	Name:	E. Townes Duncan
	Title:	Chief Executive Officer

/s/ E. Townes Duncan
E. Townes Duncan